Exhibit 99.7

Certain information has been excluded from the exhibit because it is not material and would likely cause competitive harm to the company if publicly disclosed. [***] indicates the redacted confidential portions of this exhibit.

SECURITIES PURCHASE PLAN

This agreement with respect to the securities purchase plan, as supplemented by Appendix A attached hereto (this “Purchase Plan”), is entered into on May 14, 2021, by and between Citigroup Global Markets Inc. (“CGMI”) and Sumitovant Biopharma Ltd (the “Company”), with respect to the purchase of common shares, par value $0.000017727 (the “Securities”), issued by Myovant Sciences Ltd. (“Myovant”) and listed on the New York Stock Exchange (the “Principal Market”). This Purchase Plan is intended to comply with the principles of Rule 10b5-1 (“Rule 10b5-1”) and Rule 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). CGMI will act as exclusive agent of the Company under this Purchase Plan.

A)	Purchase Plan Requirements

1.	CGMI is hereby appointed by the Company to act on behalf and for the benefit of the Company to purchase Securities in accordance with the terms of this Purchase Plan.

2.

Purchases made by CGMI pursuant to this Purchase Plan shall be made at the prevailing market prices in open-market transactions in accordance with the customary principles of best execution and consistent with then existing market prices and volumes. CGMI will effect such purchases in accordance with the provisions of clauses (b)(2), (b)(3), (b)(4) (substituting 10% for 25% and without relying on the block proviso) and (c) of Rule 10b-18.

3.	CGMI agrees not to purchase shares in a manner that would constitute a “tender offer” for purposes of Rule 13e-4 of the Exchange Act.

4.

The parameters of any agreed purchases, as set forth in Appendix A, shall be adjusted by CGMI, in good faith and in a commercially reasonable manner, to take into account the occurrence of any dilutive or concentrative event with respect to the Securities, including but not limited to any share split, reverse share split or share dividend, or any change in capitalization with respect to Myovant, that occurs during the term of this Purchase Plan.

5.

Any payments and deliveries with respect to the Securities purchased by CGMI pursuant to this Purchase Plan, including any applicable fees calculated in accordance with the terms of Appendix A, shall be effected in accordance with the terms set forth in Appendix A.

6.	Purchased Securities will be held or delivered by CGMI or its affiliates in accordance with instructions to be furnished by the Company.

B)	Company’s Representations and Warranties

The Company makes the following representations and warranties, each of which shall continue while this Purchase Plan is in effect and will survive the termination of this Purchase Plan.

1.

Material Non-Public Information. As of the date hereof, the Company is not aware of any material, non-public information with respect to Myovant or the Securities. The Company is entering into this Purchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, Rule 10b-18 or other applicable securities laws. The Company is not entering into this Purchase Plan (i) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self-tender offer or a third-party tender offer; or (ii) to create actual or apparent trading activity in the Securities (or any security convertible into or exchangeable for the Securities) or to raise or depress or otherwise manipulate the price of the Securities (or any security convertible into or exchangeable for the Securities).

2.

Corporate Authorization. Purchases of Securities under this Purchase Plan have been duly authorized by the Company and are not prohibited by any legal, regulatory or contractual restrictions or undertakings binding on the Company. The Company will inform CGMI as soon as possible of any subsequent legal or contractual restrictions applicable to the Company that affect CGMI’s purchases under this Purchase Plan and of the occurrence of any event that would cause this Purchase Plan to be suspended or to end as contemplated in Section C and Section E.

3.

Enforceability. This Purchase Plan, as supplemented by Appendix A, constitutes the Company’s and CGMI’s legal, valid and binding obligation enforceable against the Company and CGMI, as applicable, in accordance with this its terms. There is no litigation, arbitration or other proceeding pending, or to Company’s knowledge threatened, that would prevent or interfere with the Company’s purchase of Securities under this Purchase Plan. There is no litigation, arbitration or other proceeding pending, or to CGMI’s knowledge threatened, that would prevent or interfere with CGMI’s obligations under this Purchase Plan.

4.	[Intentionally Omitted]

5.	[Intentionally Omitted]

6.

Merger Announcements. Company will promptly (but in any event prior to the next opening of the regular trading session on the Principal Market) notify CGMI of any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”)) of any Merger Transaction (as defined in Appendix A) or potential Merger Transaction that the Company becomes aware of.

7.

Corresponding Hedging Transactions. The Company represents that it has not entered, and during the Plan Period, without the prior written consent of CGMI, will not enter, directly or indirectly, into any hedging or other derivative transaction with respect to the Securities.

8.

Volume Limitation Information. The Company agrees to provide CGMI with all necessary information regarding the Company’s previous purchases, as may be required by CGMI, in order to calculate relevant volume limitations applicable to the Company under Rule 10b-18(b)(4).

9.	Compliance with Laws. The Company agrees that it will not take any action that would cause any purchase of Securities under this Purchase Plan not to comply with Rule 10b-18.

10.

Manner of Purchase. Subject to the terms of this Purchase Plan, as set forth herein (including Appendix A), CGMI shall have full discretion with respect to the execution of all purchases and the Company agrees that it does not have authority, influence or control over any purchase of Securities effected by CGMI pursuant to this Purchase Plan and will not attempt to exercise any such authority, influence or control.

11.

Parties’ Relationship. The Company acknowledges and agrees that, in purchasing Securities pursuant to this Purchase Plan, CGMI will not be acting as the Company’s trustee or fiduciary or in any other similar capacity.

12.

Bankruptcy Code. The Company acknowledges and agrees that this Purchase Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code, as it may be amended (the “Bankruptcy Code”), and the parties hereto are entitled to all of the protections given such contracts under the Bankruptcy Code. The Company is not “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code and the Company would be able to purchase a number of Securities with a value equal to the Target Repurchase Amount in compliance with the laws of the jurisdiction of Company’s incorporation.

13.

Financial Expertise and Total Assets. The Company (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgement in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets with a fair market value of at least USD 50,000,000 as of the date hereof.

14.

Certificates and Other Documentation. The Company agrees to provide CGMI with certificates (and other documentation reasonably requested by CGMI) that identify, and include specimen signatures of, all individuals (“Authorized Persons”) authorized to establish, maintain, transact in and instruct CGMI on the brokerage account to be established for the purpose of effecting purchases of Securities on behalf of the Company.

15.	Tax Forms. The Company agrees to provide CGMI with any and all relevant forms certifying the taxpayer identifications number and other relevant information of the entity purchasing the Securities.

C)	Suspension of Purchases

The Company acknowledges and agrees that CGMI may suspend purchases under this Purchase Plan in the event that:

1.

CGMI determines, in consultation with counsel, that it is required by law, rule, regulation or court order for CGMI or its affiliates to refrain from purchasing Securities, on behalf and for the benefit of the Company;

2.	CGMI receives any notice from the Company with respect to mattes contemplated by Section B.6 above; or

3.	CGMI determines, in its reasonable discretion, that a Market Disruption Event (as defined in Appendix A) has occurred.

Subject to Section E.3 below, if any purchases cannot be executed as required by this Purchase Plan due to any of the events specified in paragraphs (1), (2) or (3) immediately above, (i) CGMI shall effect such purchases as promptly as practicable after the cessation or termination of such event, and (ii) the Completion Date may be postponed to take into account the effect of any of such events on this Purchase Plan, as determined by CGMI in good faith and in a commercially reasonable manner, with prior written approval of the Company.

D)	Modification of this Purchase Plan

Any modification of this Purchase Plan by the Company will be made only with CGMI’s written consent. The Company agrees that it will not communicate any material non-public information relating to the Securities or the Company to any employee of CGMI or its affiliates who are responsible for purchasing Securities, in accordance with this Purchase Plan, and during the time this Purchase Plan is in effect.

E)	Termination of this Purchase Plan

CGMI will commence purchases of Securities on the Start Date (as defined in Appendix A), and this Purchase Plan shall terminate upon the earliest of the (the period from and including the Start Date to such termination, the “Plan Period”):

1.	The occurrence of the close of trading on the Principal Market on the Completion Date (as defined in Appendix A) under clause (i) of the definition thereof;

2.

The Company or its designee notifies CGMI, upon one business day’s written notice, that this Purchase Plan is to be terminated; provided that the Company or its designee shall only deliver such notification in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, Rule 10b-18 or other applicable securities laws;

3.

CGMI becomes aware of the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, in each case with respect to the Company or the taking of any corporate action by the Company to authorize or commence any of the foregoing; or

4.

This Purchase Plan shall automatically terminate in connection with the public announcement by Myovant or any other person of a tender or exchange offer with respect to the Securities or a merger, acquisition, reorganization, recapitalization or other similar business combination or transaction, as a result of the consummation of which, the Securities would be exchanged or converted into cash, securities or other property.

F)	Indemnification and Limitation on Liability

1.

The Company agrees to indemnify and hold harmless CGMI (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorney’s fees and costs) arising out of or attributable to (a) any breach by the Company of this Purchase Plan (including the Company’s representations, warranties and undertakings), and (b) any violation by the Company of any applicable laws or regulations related to this Purchase Plan. The Company will have no indemnification obligations in the case of gross negligence or willful misconduct of CGMI or any other indemnified person. This indemnification will survive the termination of this Purchase Plan.

2.

CGMI agrees to indemnify and hold harmless the Company (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorney’s fees and costs) arising out of or attributable to (a) any breach by CGMI of this Purchase Plan (including CGMI’s representations, warranties and undertakings), and (b) any violation by CGMI of any applicable laws or regulations related to this Purchase Plan. CGMI will have no indemnification obligations in the case of gross negligence or willful misconduct of the Company or any other indemnified person. This indemnification will survive the termination of this Purchase Plan.

3.	Notwithstanding any other provision herein, neither CGMI nor the Company will be liable for:

i.

Special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or

ii.

Any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

4.

The Company and CGMI each acknowledges and agrees that the other party has not provided it with any tax, accounting or legal advice with respect to this Purchase Plan, including whether the Company would be entitled to any of the affirmative defenses under Rule 10b5-1.

G)	Governing Law and Waiver of Jury Trial

THIS PURCHASE PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAWS DOCTRINE OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW

YORK IN CONNECTION, WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. THE PARTIES HERETO WAIVES PERSONAL SERVICE UPON THEM AND CONSENTS TO SERVICE OF PROCESS OUT OF SAID COURTS BY MAILING A COPY THEREOF TO IT BY REGISTERED OR CERTIFIED MAIL.

EACH OF THE COMPANY AND CGMI HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS PURCHASE PLAN OR THE ACTIONS OF CGMI, OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HERE.

H)	Entire Agreement

This Purchase Plan (including any annexes, exhibits, or appendices) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral.

I)	Assignment

This Purchase Plan and each party’s rights and obligations hereunder may not be assigned or delegated without the written permission of the other party and any such assignment or delegation without such consent shall be null and void. This Purchase Plan shall inure to the benefit of each party’s successors and permitted assigns.

J)	Notices

All required notifications to CGMI under this Purchase Plan shall be made in writing, sent via email and confirmed by telephone to Robert Leonard, email address: robert.g.leonard@citi.com, telephone number 212-723-7368.

All required notifications to the Company under this Purchase Plan shall be made in writing, sent via email and confirmed by telephone to Tara Soni, email address: tara.soni@sumitovant.com, telephone number (646) 802-3660 with copy to Yuichiro Haruyama, email address: yuichi.haruyama@sumitovant.com, telephone number 1 (201) 448-5725.

K)	Counterparts

This Purchase Plan may be executed in two or more counterparts and by electronic signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Purchase Plan as of the date first written above.

SUMITOVANT BIOPHARMA LTD.		CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Marianne Romeo	By:	/s/ Robert G. Leonard
Name:	Marianne Romeo	Name:	Robert G. Leonard
Title:	Head, Global Transactions & Risk Management	Title:	Managing Director

APPENDIX A

Purchase Period:

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Plan Share Cap:

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Daily Share Cap:

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